DAXINGHUASHANG INVESTMENT GROUP LIMITED

INDEX TO AUDITED FINANCIAL STATEMENTS

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REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of DaXingHuaShang Investment Group Limited

(Incorporated in the Republic of Seychelles)

We have audited the accompanying consolidated balance sheets of DaXingHuaShang Investment Group Limited and its subsidiaries as of December 31, 2016 and December 31, 2015, and the consolidated statements of operations, the consolidated statements of stockholders’ equity, and the consolidated statements of cash flows for the years ended December 31, 2016 and December 31, 2015. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”).Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement. The Company is not required to have, nor have we been engaged to perform, an audit from its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of DaXingHuaShang Investment Group Limited and its subsidiaries as of December 31, 2016 and December 31, 2015, and the consolidated results of its operations and its cash flows for the years ended December 31, 2016 and December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the consolidated financial statements, the Company has an accumulated deficit of $182,705 as of December 31, 2016. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended December 31, 2017. The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. Management’s plans concerning these matters are also described in Note 3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/Anthony Kam & Associates Limited

Anthony Kam & Associates Limited

Certified Public Accountants

August 21, 2017

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DaXingHuaShang Investment Group Ltd

Consolidated Balance Sheets

	December 31, 2016	December 31, 2015
ASSETS
Current Assets
Cash and cash equivalents	$103,954	$4,541
Due from related party	93	2,728
Inventory	147,491	222,663
Tax receivable	-	18,832
Total Current Assets	251,538	248,764
Property and equipment, net	19,810	28,074
TOTAL ASSETS	$271,348	$276,838

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current Liabilities
Accounts payable and accrued liabilities	$1,313	$924
Due to related party	183,397	309,243
Total Current Liabilities	184,710	310,167

TOTAL LIABILITIES	184,710	310,167

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $0.0004 par value; 250,000,000 shares authorized; 250,000,000 shares issued and outstanding, respectively	100,000	100,000
Additional paid-in capital	154,137	53,850
Accumulated deficit	(182,705)	(200,984)
Accumulated other comprehensive income	15,206	13,805
Total stockholders’ equity (deficit)	86,638	(33,329)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$271,348	$276,838

The accompanying notes are an integral part of these consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Consolidated Statements of Operations and Other Comprehensive Income

	Years Ended
	December 31,
	2016	2015

Revenue	$111,452	$117,746
Cost of revenue	63,183	80,610
Gross Profit	48,269	37,136

Operating Expense
General and administrative	29,897	35,747
Total Operating Expenses	29,897	35,747

Operating Income	18,372	1,389

Other Expense
Other expense	(18)	(276)
Total Other Expenses	(18)	(276)

Income Before Income Taxes	18,354	1,113
Provision for income taxes	(75)	(122)
Net Income	$18,279	$991

Other Comprehensive Income
Foreign currency translation adjustments	1,401	1,547
Total Comprehensive Income	$19,680	$2,538

Basic and Diluted Income per Common Share	$0.00	$0.00
Basic and Diluted Weighted Average Common Shares Outstanding	250,000,000	250,000,000

The accompanying notes are an integral part of these consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Consolidated Statement of Stockholders’ Equity (Deficit)

Years Ended December 31, 2016 and 2015

	Common Stock		Additional		Accumulated	Total
			Paid-in		Other	Stockholders’
	Number of Shares	Amount	Capital	Accumulated Deficit	Comprehensive Income	Equity (Deficit)

Balance - December 31, 2014	250,000,000	100,000	53,850	(201,975)	12,258	(35,867)

Foreign currency translation adjustments	-	-	-	-	1,547	1,547
Net income	-	-	-	991	-	991
Balance - December 31, 2015	250,000,000	$100,000	$53,850	$(200,984)	$13,805	$(33,329)

Contribution	-	-	287	-	-	287
Acquisition adjustment	-	-	100,000	-	-	100,000
Foreign currency translation adjustments	-	-	-	-	1,401	1,401
Net income	-	-	-	18,279	-	18,279
Balance - December 31, 2016	250,000,000	$100,000	$154,137	$(182,705)	$15,206	$86,638

The accompanying notes are an integral part of these consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Consolidated Statements of Cash Flows

	Years Ended
	December 31,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$18,279	$991
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	6,690	7,077
Changes in operating assets and liabilities:
Inventory	63,132	(129,727)
Tax receivable	18,404	(18,416)
Accounts payable and accrued liabilities	472	(605)
Net cash provided by (used in) operating activities	106,977	(140,680)

CASH FLOWS FROM INVESTING ACTIVITIES
Collection of loan to related party	2,569	3,999
Net cash provided by investing activities	2,569	3,999

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock	100,000	-
Contribution from related party	287	-
Loans from a shareholder	99	132,135
Repayment of loans from related parties	(110,243)	-
Net cash provided by (used in) financing activities	(9,857)	132,135

Effects on changes in foreign exchange rate	(276)	(264)

Net increase (decrease) in cash and cash equivalents	99,413	(4,810)
Cash and cash equivalents - beginning of period	4,541	9,351
Cash and cash equivalents - end of period	$103,954	$4,541

Supplemental Cash Flow Disclosures
Cash paid for interest	$-	$-
Cash paid for income taxes	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

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DaXingHuaShang Investment Group Ltd

Notes to the Consolidated Financial Statements

Years Ended December 31, 2016 and 2015

(The English names of all of the companies incorporated in the People’s Republic of China and natural persons in this report are not their official English names but are stated here for identification purpose only.)

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

DaXingHuaShang Investment Group Ltd (the “Company” or “DIGL”) was incorporated in the Republic of Seychelles on July 4, 2016.

The share capital of the company is $100,000 divided into 250,000,000 ordinary shares of $0.0004 par value each. There are three shareholders of DIGL, they are Yumin Lin, Gaosheng Group Co., Ltd. and China Kaipeng Group Co., Ltd.

On November 11, 2016, Mr. Yumin Lin, the sole shareholder of DaXingHuaShang Investment (Hong Kong) Limited (“DIL”), transferred 100% of the outstanding shares of DIL to DIGL. The share transfer has been accounted for as a common control transaction. Other than its 100% ownership of DIL, DIGL has no significant assets and no other business operations.

DIL was incorporated in Hong Kong on June 22, 2016 as an investment holding company with limited liability. DIL was controlled by DIGL and had no significant assets or business operations.

Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (“Qianhai DaXing”) was incorporated in the PRC as a wholly foreign-owned enterprise with limited liability on December 31, 2016. Qianhai DaXing was wholly owned by DIL. Qianhai DaXing was incorporated to control the shareholders’ voting interests in Dongguan City France Vin Tout Ltd. (“FVI”) and is the primary beneficiary of FVI.

FVI was held by Mr Yumin Lin and Junyu Lin (Son of Yumin Lin’s brother). On November 20, 2016, Qianhai DaXing and FVI entered into the agreement to transfer all shares of FVI to Qianhai DaXing at the price of RMB1 (US0.15). From then, Qianhai DaXing wholly owned FVI. FVI’s business become the main business of these companies.

We are engaged in wholesale and retail sales of a wide variety of wine products in China. We have wholly-owned retail stores and provide licenses to approved retailers for clients and potential clients who are interested in purchasing, participating and developing French red wine.

Details of the group structure of the Company are set out as follows:

DaXingHuaShang Investment Group Limited (Republic of Seychelles)

(100% shareholding)

DaXingHuaShang Investment (Hong Kong) Limited (Hong Kong)

(100% shareholding)

Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (PRC)

(100% shareholding)

Dongguan City France Vin Tout Ltd. (PRC)

Recent Developments

The subsidiaries were controlled by the same owners immediately prior to their acquisition by DIGL. As a result of the acquisition of the subsidiaries by DIGL, they became 100% owned subsidiaries of DIGL. As these transactions are between entities under common control, the Company has reported the results of operations for the period in a manner similar to a pooling of interests and has consolidated financial results since the initial date in which the above companies were under common control. Assets and liabilities were combined on their carrying values and no recognition of goodwill was made. The Company has presented earnings per share based on the new parent company shares issued to the former shareholders of the Company.

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NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The Consolidated Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with the Generally Accepted Accounting Principles (“GAAP”) of the United States. The Company’s fiscal year end is December 31.

Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its subsidiaries. The acquisition of all of the issued and outstanding stock of its subsidiaries was accounted for as a common control business combination under ASC 805-50. All intercompany accounts and transactions have been eliminated. We currently have no investments accounted for using the equity or cost methods of accounting.

Entity Name	Incorporation date	Entity Owned By	Nature of Operation	Country of Incorporation
DaXingHuaShang Investment (Hong Kong) Ltd (“DIL”)	June 22, 2016	DIGL	Investment holding	Hong Kong, China
Qianhai DaXingHuaShang Investment (Shenzhen) Co. Ltd. (“Qianhai DaXing”)	November 3, 2016	DIL	Investment holding	China
Dongguan City France Vin Tout Ltd., (“FVI”)	May 31, 2011	Qianhai DaXing	Trading of wine	China

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to the U.S. dollar in accordance with ASC 830, “Foreign Currency Matters”.

The Company’s functional currency and reporting currency is the U.S. dollar, subsidiaries’ functional currency is the Chinese Renminbi (“RMB”).

The Company’s subsidiaries, whose records are not maintained in that company’s functional currency, re-measure their records into their functional currency as follows:

●	Monetary assets and liabilities at exchange rates in effect at the end of each period
●	Nonmonetary assets and liabilities at historical rates
●	Revenue and expense items at the average rate of exchange prevailing during the period

Gains and losses from these re-measurements were not significant and have been included in the Company’s results of operations.

The Company’s subsidiaries, whose functional currency is not the U.S. dollar, translate their records into the U.S. dollar as follows:

●	Assets and liabilities at the rate of exchange in effect at the balance sheet date
●	Equities at the historical rate
●	Revenue and expense items at the average rate of exchange prevailing during the period

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Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	December 31, 2016	December 31, 2015
Spot RMB: USD exchange rate	$0.1437	$0.1540
Average RMB: USD exchange rate	$0.1505	$0.1592
Spot HKD: USD exchange rate	$0.1289	$0.1289
Average HKD: USD exchange rate	$0.1289	$0.1289

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had $103,954 and $4,541 in cash and cash equivalents as at December 31, 2016 and 2015, respectively.

Inventory

Inventories comprise of purchased goods. Purchased goods, are stated at the lower of cost or market. Cost is computed using weighted average cost, which approximates actual cost. Inventories on hand are evaluated on an on-going basis to determine if any items are obsolete or in excess of future needs. Items determined to be obsolete are reserved for. The Company provides for the possible inability to sell its inventories by providing an excess inventory reserve. As at December 31, 2016 and 2015, the Company had inventory of $147,491 and $222,663, respectively, and determined that no reserve was required.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Property and Equipment

Property and equipment are stated at cost. Repair and maintenance costs that do not improve service potential or extend economic life are expensed as incurred. Depreciation is recorded principally by the straight-line method over the estimated useful lives of our assets, which are reviewed periodically and generally have the following ranges:

Years
Electronic and other equipment	7

It is recognized based on the costs incurred, and is reclassified to property and equipment when it is available for intended use. Depreciation is not recorded during the period in which a long-lived asset or disposal group is classified as held for sale, even if the asset or disposal group continues to generate revenue during the period.

We evaluate the carrying value of our property and equipment if there are indicators of potential impairment. We perform an analysis to determine the recoverability of the asset’s carrying value by comparing the expected undiscounted future cash flows to the net book value of the asset. If it is determined that the expected undiscounted future cash flows are less than the net book value of the asset, the excess of the net book value over the estimated fair value is recorded in our consolidated statements of operations within impairment losses. Fair value is generally estimated using valuation techniques that consider the discounted cash flows of the asset using discount and capitalization rates deemed reasonable for the type of asset, as well as prevailing market conditions, appraisals, recent similar transactions in the market and, if appropriate and available, current estimated net sales proceeds from pending offers.

Related Party

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions.

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Financial Instruments

The Company follows ASC 820,“Fair Value Measurements and Disclosures,” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The Company’s financial instruments consist principally of cash, due from related party, and accounts payable and accrued liabilities and due to related parties. Pursuant to ASC 820, the fair value of the Company’s cash is determined based on “Level 1” inputs, which consist of quoted prices in active markets for identical assets. The Company believes that the recorded values of all of the Company’s other financial instruments approximate their current fair values because of their nature and respective maturity dates or durations.

Revenue Recognition

It is the Company’s policy that revenues and gains will be recognized in accordance with ASC Topic 605-10-25, “Revenue Recognition.” Under ASC Topic 605-10-25, revenue earning activities are recognized when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the services have been rendered to the customer, (iii) the sales price is fixed or determinable, and (iv) collectability is reasonably assured.

Earnings per Share of Common Stock

The Company has adopted ASC Topic 260, “Earnings per Share,” (“EPS”) which requires the presentation of basic EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the period.

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

Recent Accounting Pronouncements

The Company has reviewed all other recently issued, but not yet effective, accounting pronouncements and does not believe the future adoption of any such pronouncements may be expected to cause a material impact on our consolidated financial statements.

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In January 2017, the FASB has issued Accounting Standards Update (ASU) No. 2017-04, “Intangibles - Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment.” These amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The amendments also eliminate the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test. An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary. Effective for public business entities that are a SEC filers for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. ASU 2017-04 should be adopted on a prospective basis. The Company is currently evaluating the potential impact that the adoption of this ASU may have on its financial statements.

The FASB has issued Accounting Standards Update (ASU) No. 2017-01, Business Combinations (Topic 805): Clarifying the Definition of a Business, clarifying the definition of a business. The amendments affect all companies and other reporting organizations that must determine whether they have acquired or sold a business. The definition of a business affects many areas of accounting including acquisitions, disposals, goodwill, and consolidation. The amendments are intended to help companies and other organizations evaluate whether transactions should be accounted for as acquisitions (or disposals) of assets or businesses. The amendments provide a more robust framework to use in determining when a set of assets and activities is a business. They also provide more consistency in applying the guidance, reduce the costs of application, and make the definition of a business more operable. For public companies, the amendments are effective for annual periods beginning after December 15, 2017, including interim periods within those periods. The Company does not anticipate the adoption of ASU 2017-01 will have a material impact on its consolidated financial statements.

In December 2016, the FASB has issued Accounting Standards Update (ASU) No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers.” The amendments affect narrow aspects of the guidance issued in ASU 2014-09 including Loan Guarantee Fees, Contract Costs, Provisions for Losses on Construction-Type and Production-Type Contracts, Disclosure of Remaining Performance Obligations, Disclosure of Prior Period Performance Obligations, Contract Modifications, Contract Asset vs. Receivable, Refund Liability, Advertising Costs, Fixed Odds Wagering Contracts in the Casino Industry, and Costs Capitalized for Advisors to Private Funds and Public Funds. The effective date and transition requirements for the amendments are the same as the effective date and transition requirements for FASB Accounting Standards Codification Topic 606. Public entities should apply Topic 606 (and related amendments) for annual reporting periods beginning after December 15, 2017, including interim reporting periods therein. The Company is currently evaluating the potential impact that the adoption of this ASU may have on its financial statements.

NOTE 3 - GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company has an accumulated deficit of $182,705 as of December 31, 2016. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the year ended December 31, 2017.

The ability of the Company to emerge from the development stage is dependent upon, among other things, obtaining additional financing to continue operations, and development of its business plan. In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 4 - PROPERTY AND EQUIPMENT

Property and equipment at December 31, 2016 and 2015 consist of the following:

	December 31,	December 31,
	2016	2015
Electronic and other equipment	$61,663	$66,082
Less: accumulated depreciation	(41,853)	(38,008)
Property and Equipment, net	$19,810	$28,074

Depreciation expense for the years ended December 31, 2016 and 2015 amounted to $6,690 and $7,077, respectively.

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NOTE 5 - RELATED PARTY TRANSACTION

Due from related parties

As of December 31, 2016, and 2015, loan to a relative of the director were $93 and $2,728, respectively.

The amounts were non-interest bearing, unsecured and had no fixed terms of repayment.

Due to related parties

As of December 31, 2016, and 2015, loans from a shareholder were $183,397 and $309,243, respectively.

The amounts were non-interest bearing, unsecured and had no fixed terms of repayment.

Additional paid-in capital

During the year ended December 31, 2016, a shareholder contributed $287 in cash to the Company.

NOTE 6 - EQUITY

Common Stock

The Company is authorized to issue 250,000,000 shares of common stock at a par value of $0.0004. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholders of the corporation is sought.

As a result of the acquisition accounting under common control (see Note 1), the shares issued in the Company, are treated as being outstanding from the date of common control.

On inception (July 4, 2016), the Company issued 250,000,000 shares of common stock to the founders for $100,000.

As of December 31, 2016, and 2015, the Company had 250,000,000 shares of common stock issued and outstanding.

The Company has no stock option plan, warrants or other dilutive securities.

NOTE 7 - INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes. ASC 740 requires the use of an asset and liability approach in accounting for income taxes. Deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. It also requires the reduction of deferred tax assets by a valuation allowance if, based on the weight of available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company is subject to taxation in Hong Kong and the PRC.

The statutory income tax rate of Hong Kong is 16.5%. The statutory federal income tax rate of the PRC is 25%.

As of December 31, 2016 and 2015, the Company has loss carried forwards for Hong Kong income taxes of approximately $0 and $0 respectively, and for Chinese income taxes of approximately $12,214 and $769, respectively. The tax benefits of operating loss in China can be carried forward up to a maximum of 5 years and will begin expiring in 2021.

China and Hong Kong components of income (loss) before income taxes were as follows:

	For the Years Ended
	December 31,
	2016	2015

Hong Kong	$-	$-
China	18,354	1,113
Income before income taxes	$18,354	$1,113

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The income tax provision/(benefit) for the years ended December 31, 2016 and 2015 consists of the following:

	For the Years Ended
	December 31,
	2016	2015

Income tax benefit at statutory rate:
Hong Kong	$-	$-
China	4,589	278
Total	4,589	278

Change in valuation allowance	(4,514)	(156)
Income tax expense	$75	$122

Deferred taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recorded for tax purposes. Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31,
	2016	2015

Net operating loss carried forward:
Hong Kong	$-	$-
China	12,214	769
Total	12,214	769
Valuation allowance	(12,214)	(769)
Net deferred tax asset	$-	$-

The reconciliation of the effective income tax rate to the Hong Kong statutory rate as of December 31, 2016 and 2015:

Income tax rate	16.5%
Increase in valuation allowance	(16.5%)
Effective income tax rate	0.0%

The reconciliation of the effective income tax rate to the China statutory rate as of December 31, 2016 and 2015:

Income tax rate	25.0%
Increase in valuation allowance	(24.0%)
Effective income tax rate	1.0%

The Company records a valuation allowance against deferred tax assets to the extent that it is more likely than not that some portion, or all of, the deferred tax assets will not be realized. Due to the substantial doubt related to the Company’s ability to continue as a going concern and utilize its deferred tax assets, a valuation allowance for the full amount of the deferred tax assets has been established at December 31, 2016. As a result of this valuation allowance there are no income tax benefits reflected in the accompanying statement of operations to offset pre-tax losses.

The Company has no uncertain tax positions as of December 31, 2016 and 2015 due to the limited nature of its operations. Income taxes for the years ended December 31, 2013 through 2015 remain subject to examination.

NOTE 8 - SUBSEQUENT EVENTS

The Company has analyzed its operations subsequent to December 31, 2016, through the date these financials were approved to be issued, and has determined that it does not have any material events.

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